Exhibit 10.1

EXECUTION COPY

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), made effective as of the 1st day of January, 2023 (the “Effective Date”), is entered into by and between Blueprint Medicines Corporation, a Delaware corporation (the “Company”), and Jeffrey W. Albers (the “Consultant”).

INTRODUCTION

WHEREAS, the Consultant is a member of the Board of Directors (the “Board”) of the Company and also served as a part time employee of the Company with the title Executive Chairman until December 31, 2022 pursuant to an Amended and Restated Employment Agreement effective as of April 4, 2022 by and between the Company and the Consultant (the “Employment Agreement”) that expired on December 31, 2022 (the “Employment Termination Date”) by its terms; and

WHEREAS, the Consultant’s employment with the Company ended on the Employment Termination Date; and

WHEREAS, the Consultant continues to serve as Chairman of the Board; and

WHEREAS, the Consultant is a highly experienced biotechnology executive with prior experience developing and leading commercial teams and launching products; and

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant shall provide advisory services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.             Services.

1.1           Consulting Services. In the role of senior advisor to the Company, the Consultant agrees to provide such advisory services to the Company (including without limitation through meetings with members of its senior management) as described in more detail in Exhibit A hereto, which are anticipated not to exceed sixteen (16) hours per month on average (“Consulting Services”). The total number of hours of services to be provided by the Consultant during the Consultation Period (as defined below) shall not exceed twenty percent (20%) of the total number of hours of services that the Consultant provided in a thirty six-month period as an employee of the Company immediately prior to the Effective Date.

1.2           Performance. The Consultant agrees to provide the Consulting Services to the Company in accordance with all applicable laws and regulations and the highest professional standards. The Consultant represents and warrants that he has not been, and is not under consideration to be: (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. §335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

2.             Term. This Agreement shall commence on the Effective Date and shall continue until such date on which the Consultant’s service is terminated in accordance with the provisions of Section 4 (such period, the “Consultation Period”).

3.             Compensation.

3.1           Consulting Fee. During the Consultation Period, the Company shall pay to the Consultant a consulting fee in the aggregate amount of US$9,583.33 per month (US$115,000.00 on an annual basis) for Consulting Services, which shall be payable quarterly in arrears on the last day of each calendar quarter. Payment for any partial month of service during the Consultation Period shall be prorated.

3.2           Expenses. The Company shall reimburse the Consultant for all pre-approved, reasonable and necessary documented out-of-pocket expenses actually incurred or paid by the Consultant in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, including Consultant’s travel and lodging expenses, upon presentation by the Consultant of a reasonably detailed expense report plus documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request, all subject to the Company’s travel and expense policy. The Consultant shall promptly submit to the Company itemized monthly statements of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof.

3.3           Benefits. To the extent the Consultant was participating in any of the Company’s group medical, dental and vision benefits as of the Employment Termination Date, any further right of the Consultant and the Consultant’s eligible dependents to continue group medical, dental and vision insurance coverage will be subject to the Consultant’s timely election of COBRA, and the Company may continue group medical, dental and vision insurance coverage for the Consultant and any of the Consultant’s eligible dependents under the Company’s applicable group health plans at the Consultant’s sole expense, to the extent the Consultant and such dependents remain eligible. The Consultant’s participation in the Company’s other benefits programs (if any) will end on the Employment Termination Date or thereafter in connection with the applicable benefits program. Notwithstanding the foregoing, the Consultant will remain eligible to receive prorated 2022 incentive compensation (the “Prorated 2022 Bonus”) for the period beginning on January 1, 2022 and ending on April 3, 2022 (inclusive) in connection with his services as President and Chief Executive Officer of the Company during such period, as determined by the Board or the Compensation Committee thereof based on his target incentive compensation equal to 70% of his annual base salary as in effect during such period (and the Board or the Compensation Committee thereof shall weigh its bonus determination 100% on Company performance), provided that the Consultant remains a member of the Board on the day such incentive compensation is paid, which in any event will be no later than March 15, 2023. The Prorated 2022 Bonus will be subject to applicable tax withholdings. For the avoidance of doubt, other than the Prorated 2022 Bonus, the Consultant is not eligible for any incentive compensation from the Company under the Employment Agreement or otherwise.

3.4           Taxes. The Consultant acknowledges and agrees that the Consultant is obligated to report as income all compensation received by the Consultant pursuant to this Agreement, and the Consultant agrees to and acknowledge the obligation to pay all taxes including without limitation all federal and state income tax, social security taxes and unemployment, disability insurance and workers’ compensation applicable to the Consultant. The Consultant shall indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities.

4.             Term and Termination. The term of this Agreement shall commence on the Effective Date and end on December 31, 2023 unless otherwise mutually agreed in writing by the parties. This Agreement may be terminated by either the Company or the Consultant upon not less than ninety (90) days’ prior written notice to the other party; provided, however, that either party may terminate this Agreement immediately upon written notice to the other party in the event such other party has materially breached this Agreement. In the event of the expiration or any termination of this Agreement, the Consultant shall be entitled to (i) payment of consulting fees for the period ending as of the effective date of such expiration or termination and (ii) reimbursement for out-of-pocket expenses actually incurred or paid by the Consultant hereunder in accordance with Section 3.2 prior to the effective date of such expiration or termination.

5.             Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.             Proprietary Information, Inventions, and Non-Compete.

6.1           Proprietary Information.

(a)           The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information (as defined below). The Consultant shall not disclose any Proprietary Information to any person or entity other than employees, officers, directors, lawyers, accountants and consultants of the Company or use the same for any purposes (other than in the performance of his duties as a consultant of the Company) without prior written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b)           For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company's business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, trade secrets, process, research, reports, technical or research data, clinical data and timelines, know-how, technology, products and product candidates, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budgets and long range plans, financing and business development plans and discussions, licenses, price, costs, supplier or personnel information, or employee list and confidential information entrusted to the Company by third parties (e.g., existing or potential collaborative partners, licensees, licensors, contract manufacturing organizations or other vendors) under confidentiality and nonuse obligations that is communicated to, learned of, developed or otherwise acquired by the Consultant in (i) the course of his prior service as a director of the Company or (ii) in performing his duties as a consultant of the Company hereunder.

(c)           The Consultant’s obligations under this Section 6.1 shall not apply to any portion of Proprietary Information that Consultant can demonstrate, by competent proof: (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by prior written authorization of an officer of the Company.

(d)           The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(e)           The Consultant agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and his obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(f)            The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

(g)           Pursuant to the federal Defend Trade Secrets Act of 2016, the Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement shall be interpreted or applied to prohibit the Consultant from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that the Consultant believes to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

(h)           Consultant acknowledges that he is aware that United States and other applicable securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.2           Inventions.

(a)           All inventions, creations, discoveries, data, developments, technology, designs, innovations, improvements, ideas, concepts, designs, processes, formulations, products, works of authorship, databases, trade secrets, know-how, information, documentation, reports, research, creations and other products (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under his direction and whether during normal business hours or otherwise, (i) during the Consultation Period if made, conceived, reduced to practice, created, written, designed or developed in the course of Consultant’s performance of duties pursuant to this Agreement or (ii) during or after the Consultation Period if resulting or directly derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. For purposes of the copyright laws of the United States, Inventions will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. The Consultant represents and warrants that the Consultant has and will have the right to transfer and assign to the Company ownership of all Inventions. The Consultant hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.

(b)           Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to (i) fully and completely assign all Inventions to the Company, (ii) confirm the Company’s rights as outlined in this Section 6.2 and (iii) assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. In the event that the Consultant should fail or refuse to execute such documents within a reasonable time, the Consultant appoints the Company as attorney to execute and deliver any such documents on the Consultant’s behalf. The Consultant also hereby waives all claims to moral rights in any Inventions.

(c)           The Consultant shall promptly disclose to the Company all Inventions and shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.3           Non-Compete. For the longer of (a) the Consultation Period and (b) the 12-month period under Section 8 of the Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement, dated as of July 21, 2014 by and between the Company and the Consultant (the “Restrictive Covenants Agreement”), the Consultant shall not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage or otherwise participate in any business that (i) researches, develops, manufactures or markets inhibitors of kinases (including variants thereof) for those kinases in which the Company or its affiliates has or is contemplating research, development, manufacturing or marketing activities, or (ii) researches, develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company or its affiliates has under development or that are the subject of active planning by the Company’s senior management at any time during the Consultation Period; provided, however, that nothing in this Section 6.3 shall prohibit an investment in publicly traded stock of a company representing less than one percent of the stock of such company.

7.             Other Agreements. The Consultant represents that his performance of all of the terms of this Agreement do not and will not conflict with or breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement). The Consultant agrees not to disclose to the Company, use or induce the Company to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If the Consultant is an employee of a company or institution, the Consultant represents and warrants that the Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. The Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Invention (as defined in Section 6), unless agreed upon in writing in advance by the Company.

8.             Non-Exclusivity. The Consultant retains the right to be employed or engaged by other companies and to contract with other companies or entities for his consulting services without restriction other than the Consultant’s compliance with his obligations hereunder, including without limitation his obligations under Section 6.

9.             Remedies. The Consultant acknowledges that any breach of the provisions of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek and obtain both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond, and such remedy will not be the exclusive remedy for any breach of this Agreement.

10.           Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee of the Company. Nothing contained in this Agreement shall be deemed to constitute the Consultant an employee, co-venturer or agent of Company, and the Consultant has no authority to obligate the Company by contract or otherwise. Other than the Prorated 2022 Bonus and the Accrued Benefit (as defined in the Employment Agreement), the Consultant is not owed any further compensation from the Company under the Employment Agreement or otherwise in connection with his employment with the Company.

11.           Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three (3) days after deposit in the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, or by the overnight courier service of a nationally-recognized carrier, (a) if to the Consultant, at the last address the Consultant has filed in writing with the Company and (b) if to the Company, at its principal business offices addressed to the attention of the President & Chief Executive Officer with a copy simultaneously sent to the Chief Legal Officer. Notices may also be sent by email (x) to the last known email address of the Consultant or, (y) in the case of Company, the Company email address of the Chief Executive Officer with a copy simultaneously sent to the Chief Legal Officer at legal@blueprintmedicines.com, in each case with confirmation of receipt.

12.           Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Employment Agreement; provided that (i) the Restrictive Covenants Agreement and (ii) any equity award agreements and the Amendment Agreement related thereto entered into by the Company and the Consultant prior to the date hereof, in each case, are expressly preserved.

14.           Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

15.           Non-Assignability of Contract by the Consultant. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

16.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

17.           Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or consolidated or which may succeed to its assets or business; provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

18.           Use of Name. The Consultant consents to the use by the Company of the Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of the Consultant’s relationship with or contribution to the Company.

19.           Survival. Section 4 and Sections 6 through 23 shall survive the termination of this Agreement.

20.           Section 409A.

20.1         To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Consultant’s termination of service, then such payments or benefits shall be payable only upon the Consultant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

20.2         The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

20.3         The Company makes no representation or warranty and shall have no liability to the Consultant or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21.           Formulary Committee Members. If the Consultant is or becomes a member of formulary committees or assists in developing clinical practice guidelines, the Consultant shall disclose to the formulary committee or clinical practice guideline committee the existence and nature of his relationship with the Company. This disclosure obligation will extend for at least two years beyond the termination of this Agreement.

22.           Publication; Publicity. The Consultant may not publish or refer to Inventions, in whole or in part, without the prior express written consent of the Company. The Consultant will not use the name, logo, trade name, service marks, or trademarks, or any simulation, abbreviation, or adaptation of same, or the Company or any of its affiliates for publicity, promotion, or other uses without the Company’s prior written consent.

23.           Miscellaneous.

23.1         No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. No waiver of any term or condition of this Agreement shall be valid or binding on either party thereto unless the same shall be been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

23.2         The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

23.3         In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable in whole or in part, (a) such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law and (b) the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

23.4         This Agreement has been prepared jointly and will not be strictly construed against either party.

23.5         This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including portable document format (“.pdf”) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the Effective Date.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Kate Haviland
Name: Kathryn Haviland
Title: President & Chief Executive Officer
Date:	12/23/2022

CONSULTANT

/s/ Jeff Albers
Jeffrey W. Albers
Date:	12/23/2022

[Signature Page to Consulting Agreement]

Exhibit A

Consulting Services

In addition to the time and responsibilities reasonably expected of members of the Board and of the Chairman of the Board (which, for the avoidance of doubt, are not subject to this Agreement), provide the Company with strategic advice and services upon reasonable request by the Chief Executive Officer of the Company (“CEO”) which may include, without limitation, matters related to implementation of the Company’s long-term Technical Operations strategy, alliance management operational excellence, geographic expansion strategy implementation, commercial operational excellence, and buy-side and sell-side investor relations strategy.